Exhibit (14)

Consent of Independent Registered Public Accounting Firm

The Shareholders and Board of Directors/Trustees

Voya Partners, Inc. and Voya Investors Trust

We consent to the use of our report dated February 22, 2016, with respect to the financial statements of VY® Fidelity® VIP Contrafund® Portfolio, a series of Voya Partners, Inc., incorporated herein by reference, and to the references to our firm under the heading “Representations and Warranties” in the Proxy Statement/Prospectus.

We also consent to the use of our report dated February 24, 2016, with respect to the financial statements of Voya Large Cap Growth Portfolio, a series of Voya Investors Trust, incorporated herein by reference, and to the references to our firm under the headings “Representations and Warranties” and “Financial Highlights” in the Proxy Statement/Prospectus.

/s/ KPMG LLP

Boston, Massachusetts
June 3, 2016